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                                                                 EXHIBIT 4.9

                                 LOAN AGREEMENT

This loan agreement ("Agreement") is made as of February 23, 1996, by and between NextWave Telecom Inc., a Delaware corporation ("Company"), and LG InfoComm, Inc., a California corporation ("Lender"), a subsidiary of LG Information & Communications, Ltd., a Korean entity.

                                    RECITALS

        A. Company and Lender have entered into a letter agreement dated January 24, 1996, a copy of which is attached to this Agreement as Exhibit A and incorporated herein by this reference, pursuant to which Lender proposed:
(i) to purchase Six Million Six Hundred Sixty-Six Thousand Six Hundred and Sixty Six (6,666,666) shares of Series B Common Stock $(.0001 par value) of the Company at a purchase price of Three Dollars ($3.00) per Share pursuant to the terms of a Subscription Agreement by and between the Company and Lender (the "Subscription Agreement") and (ii) to loan to the Company the principal amount of US $10 Million on the terms set forth in this Agreement, subject to the approval of the Bank of Korea.

        B. Lender and Company desire to provide for a loan pursuant to the terms of this Agreement.

NOW, THEREFORE, the parties agree as follows:

                                   AGREEMENT

        1. The Loan. On the terms and conditions set forth in this Agreement, Lender will advance to the Company Ten Million Dollars in United States currency (US$10,000,000.00) (the "Loan"), within forty-five (45) days of the completion of the Auction (as defined below), by wire transfer to an escrow account (the "Escrow Account") established pursuant to the terms of that certain Amended and Restated Escrow Agreement (the "Escrow Agreement") entered into by and between Company, Chemical Bank, a New York State banking corporation ("Escrow Agent") and the investors whose names appear on the signature pages thereof, a copy of which is attached to this Agreement as Exhibit B and incorporated herein by this reference.

        2. Interest Repayment. The outstanding principal of the Loan will bear interest at a rate equal to Chemical Bank's prime rate. Unless earlier converted pursuant to Section 3, the Loan and accrued interest will be payable in full on the first anniversary of the date the Loan is made (the "Repayment Date").

        3. Conversion. Subject to compliance with (i) the Hart-Scott-Rodino Antitrust Improvements Act, 15 U.S.C. Section 18a (the "HSR Act"), (ii) Section 310(b) of the Communications Act of 1934, as amended, 47 U.S.C. Section 310(b), and rules or regulations promulgated thereunder by the FCC restricting the aggregate interest in the capital stock of the Company which may be held by foreign investors and restricting the percentage of equity any one investor may hold in


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the Company (collectively, the "FCC Restrictions"), at any time during the term of the Loan, Lender may convert principal of the Loan in integral multiples of $1,000,000.00, and accrued interest, attributable to the principal amount being converted, at the Conversion Price defined below into shares of Series B Common Stock (the "Series B Shares") and/or a convertible promissory note substantially in the form of Exhibit C (the "Convertible Note"). The number of Series B Shares, if any, and the amount of any Convertible Note that the Company may issue to Lender upon conversion of principal and interest pursuant to this Section 3 will be determined in accordance with Section 4.

In this Agreement, "Conversion Price" means $4.00 per share if the Company has acquired at least 20 million POPs but less than 30 million POPs in the C-block Auction (the "Auction") being conducted by the FCC, $5.00 per share if the Company has acquired at least 30 million POPs but less than 40 million POPs in the Auction, $6.00 per share if the Company has acquired at least 40 million POPs but less than 50 million POPs in the Auction, and $7.00 per share if the Company has acquired at least 50 million POPs in the Auction.

        4. Available Shares. Notwithstanding anything in this Agreement to the contrary, no Series B Shares will be issued to Lender by the Company upon conversion of principal and interest pursuant to Section 3 if such issuance would cause the Company to violate the FCC Restrictions. When the Company receives a request from Lender to convert all or a portion of the Loan (the "Notice Date") the Company will issue to Lender:

- -      a number of whole Series B Shares equal to the lesser of (a) Available
       Shares, as defined below, and (b) the total amount of principal and interest being converted divided by the Conversion Price, and, if applicable

- -      a Convertible Note, dated the Notice Date, with a ten-year term, in a principal amount equal to: (a) the total amount of principal and interest being converted LESS (b) the product of the number of shares to be issued determined pursuant to the immediately preceding clause of the Conversion Price.

"Available Shares" means the number of Series B Shares the Company determines it may issue to Lender on the Notice Date without violating the FCC Restrictions as reduced by Series B Shares issuable: (a) pursuant to subscription agreements between the Company and the foreign investors who subscribed for Series B Shares before the commencement of the Auction and (b) pursuant to subscription agreements between the Company and the foreign investors who subscribed for Series B Shares subsequent to the commencement of the Auction but before the completion of the Auction. In the event there are other foreign lenders ("Foreign Lenders") who loan funds to the Company prior to 120 days after the completion of the Auction, then each such Foreign Lender shall, upon conversion of its Loan, have a right to Available Shares in the order of conversion vis a vis other Foreign Lenders. Company may rely on advice of FCC counsel to determine the Available Shares.

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        5. Warrants. As additional consideration for Lender entering into this
Agreement, the Company will deliver to Lender 25,000 Warrants for each $1,000,000.00 loaned to the Company (the "Warrants"). Each Warrant shall be exercisable for Series B Shares of the Company, exercisable at Three Dollars ($3.00) per Share and shall be subject to such additional terms as set forth in the form of the Warrant attached hereto as Exhibit D.

        6. Conditions Precedent. Lender's obligation to make the Loan is subject to the satisfaction of the following conditions:

                a. Company will have acquired in excess of 20 million POPs in the Auction;

                b. Company will have entered into a security agreement granting to Lender a security interest in assets of Company and providing for perfection of the interest by filing of a UCC-1 Financing Statement;

                c. Company, Lender, and other creditors of Company, if any, will have entered into an intercreditor agreement providing for pro-rata sharing among Lender and such creditors of their security interests in assets of Company; and

                d. Company will have received waivers of any existing covenants against incurring additional indebtedness.

        7. Repayment Options. By written notice to the Company at least 30 days before the Repayment Date, Lender will have the option to receive in satisfaction of all amounts due on the Repayment Date any of the following or any combination of the following:

                a. cash in the amount of all unconverted principal and accrued but unpaid interest on the Loan;

                b. Series B Shares and/or a Convertible Note, calculated as set forth in Sections 3 and 4 hereof, or

                c. the application of amounts due on the Repayment Date to any funding obligation of Lender in connection with any joint development activity with Company that Company and Lender have defined and agreed.

        8. Representations and Warranties of Company. Company represents and warrants that the following are true and accurate as of the date of this Agreement and will be true and accurate as of the date of the making of the Loan (the "Closing").

                a. Legal Power, Right and Authority. Company has the legal power, right, and authority to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated by this Agreement.

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         b. Corporate Status. Company is a corporation organized and existing in good standing under the laws of the State of Delaware.

         c. Action. All requisite corporate action has been taken by Company in connection with entering into this Agreement.

         d. Individual Executing. The individual executing this Agreement on behalf of Company has the legal power, right, and actual authority to bind Company to the terms and conditions of this Agreement.

         e. Violation of Laws. To the best knowledge of the Company, no notices or notifications, written or oral, of violation of any federal, state, local, or governmental agency law, ordinance, order, rule, regulation, or requirement have been issued or entered or received by Company or its agents or representatives, and neither Company nor any of its agents or representatives has any reason to know that any such notice may or will be issued, entered, or received.

     9. Representations and Warranties of Lender. Lender represents and warrants that the following are true and accurate as of the date of this Agreement, shall be true and accurate as of the Closing, and shall survive the Closing.

         a. Corporate Status. Lender is a corporation organized and existing in good standing under the laws of the State of California.

         b. Legal Power Right and Authority. Lender has the corporate power, right, and authority to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated by this Agreement.

     10. Events of Default. If any of the following events of default shall occur and be continuing:

         a. the breach or failure of timely performance of any payment obligations under this Agreement;

         b. the liquidation, termination, or dissolution of Company;

         c. the making by Company of any assignment for the benefit of creditors generally or the voluntary appointment of a receiver, custodian, liquidator, or trustee in bankruptcy of any of Company's property, or the filing by Company of a petition in bankruptcy or other similar proceeding under any law for the relief of debtors; or

         d. the filing against Company of a petition in bankruptcy or other similar proceeding under any law for relief of debtors or the involuntary appointment of a receiver, custodian, liquidator or trustee in bankruptcy of the property of Company, if such petition or


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appointment is not vacated or discharged within sixty (60) days after the filing or making thereof;

THEN Lender may notify Company of such occurrence and if such event of default continues for 10 days, Lender may, by notice to Company, declare the principal amount then outstanding of the Loan to be forthwith due and payable, whereupon such amount shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are waived by Company.

        11.     Miscellaneous.

                a. Survival. Except as may be expressly provided to the contrary elsewhere in this Agreement, the covenants, conditions, representations, and warranties of this Agreement shall survive the Closing and the delivery of any documents and instruments necessary to consummate the transactions contemplated by this Agreement.

                b. Further Assurances. Each party to this Agreement shall execute and/or shall take all reasonable steps to cause any third party to execute, all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

                c. Partial Validity and Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions of this Agreement will remain in full force and effect and will not be affected, impaired, or invalidated.

                d. Successors-in-Interest and Assigns. Subject to any restriction on transferability which may be contained in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the successors-in-interest and assignees of each party to this Agreement. Nothing in this Section 11(d) shall create any rights enforceable by any person not a party in this Agreement, unless such rights are expressly granted in this Agreement to other specifically identified persons.

                e. Notices. All notices or other communications required or permitted to be given to a party to this Agreement shall be in writing and shall be personally delivered, transmitted via facsimile to the number and to the attention of the person indicated below, sent by registered or certified mail, postage prepaid, return receipt requested, or sent with confirmation of delivery, to such party at the following respective addresses or to such other address as the respective parties may from time to time designate by notice given to each other party:

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If to Lender:           LG InfoComm, Inc.
                        9725 Scranton Road, Suite 140
                        San Diego, California 92121
                        Attn: Mr. Eun Young Yu, Ph.D.
                        Chief Executive Officer
                        Fax: (619) 623-9922

If to Company:          NextWave Telecom Inc.
                        5355 Mira Sorrento Place, Suite 100
                        San Diego, California 92111
                        Attn: Mr. Allen Salmasi
                        Chief Executive Officer
                        Fax: (619) 792-9400

Each such notice or other communication shall be deemed given, delivered, and received upon its actual receipt, except that if it is sent by facsimile transmission, in accordance with this Section, and followed by the original sent via the United States Postal Service or commercial courier service, then it shall be deemed delivered, given, and received upon facsimile transmission.

        f. Governing Law. This Agreement is executed in San Diego, California, and the interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of California as if it were performed entirely within the State of California.

        g. Headings. The headings of the Sections of this Agreement have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement, or be used in any manner in the interpretation of this Agreement.

        h. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document. This Agreement may be executed via facsimile with originals to follow via overnight courier.

        i. Interpretation. Whenever the context so requires in this Agreement, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word "person" shall be construed to include a natural person, a corporation, an association, a partnership, a joint venture, a trust, an estate or any other entity.

        j. Entire Agreement. This Agreement represents the entire Agreement between the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous oral and written agreements and discussions. This Agreement may be amended only by an agreement in writing, executed by all parties affected or potentially affected thereby.

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IN WITNESS WHEREOF, the parties have executed this Agreement, as of the date first written above, at San Diego, California.



Lender                                  Company

LG InfoComm, Inc.                       NextWave Telecom Inc.
a California corporation                a Delaware corporation



By: /s/ Eun Young Yu                    By: /s/ Allen Salmasi
    ---------------------------             -------------------------
    Mr. Eun Young Yu, Ph.D.,                Mr. Allen Salmasi,
    Chief Executive Officer                 Chief Executive Officer



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